UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ORION MARINE GROUP, INC.

(Name of Registrant as Specified in its Charter)

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ORION MARINE GROUP, INC.
12000 AEROSPACE, SUITE 300
HOUSTON, TEXAS 77034

April 6, 2015

To our Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2015 Annual Meeting of Stockholders of Orion Marine Group, Inc., which will be held on Tuesday, May 19, 2015 at 10:00 a.m. Central Time. You will be able to attend the 2015 Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/orn2015. You will need the 12-digit control number included in your proxy materials in order to be able to enter the Annual Meeting.

At the Annual Meeting, you will be voting on:

(1)	the re-election of two Class II members to our Board of Directors, each to serve a three-year term and until his successor is duly elected and qualified and the election of one Class I member to our Board of Directors, who was first appointed as a director in 2014, to serve the remaining two years of the Class I term and until his successor is duly elected and qualified;
(2)	a non-binding advisory proposal to approve the compensation of our named executive officers as disclosed in the proxy statement (the “say-on-pay” vote);
(3)	the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2015; and
(4)	any other business that may properly come before the Annual Meeting, or any reconvened meeting after an adjournment thereof.

The following pages contain the formal Notice of Annual Meeting and the Proxy Statement.

Important Notice Regarding Internet Availability of Proxy Materials
For the Annual Meeting of Stockholders to be held on May 19, 2015

You may access an electronic, searchable copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2014 at http://www.proxyvote.com

This year, as in previous years, we will seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders may also request mailed paper copies if preferred.

The accompanying Proxy Statement provides detailed information regarding the matters to be acted upon at the Annual Meeting. In addition to the Proxy Statement, we have included a copy of our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2014. The Form 10-K provides information regarding our operations as well as our audited, consolidated financial statements. In accordance with Securities and Exchange Commission rules, the Proxy Statement and the Form 10-K, as well as our other proxy materials may be found at www.proxyvote.com.

Your vote is important. Please vote your shares as soon as possible, as this will ensure representation of your shares. Voting is available online or by telephone, or, if you have received a paper copy of our proxy materials, by paper proxy card. Returning the proxy card or voting by telephone or online does not deprive you of your right to attend the virtual meeting and to vote your shares during the live webcast for the matters to be acted upon at the meeting.

Sincerely,

Peter R. Buchler

Corporate Secretary

Houston, Texas
April 6, 2015

ORION MARINE GROUP, INC.
12000 AEROSPACE, SUITE 300
HOUSTON, TEXAS 77034

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be held on May 19, 2015

The Proxy Statement and accompanying 2014 Annual Report on Form 10-K are available at http://www.proxyvote.com.

You may also access the proxy materials and vote your shares at http://www.proxyvote.com

TIME AND DATE:	10:00 a.m. Central Time, on Tuesday, May 19, 2015
INTERNET ACCESS:	www.virtualshareholdermeeting.com/orn2015 Use the 12-digit Control Number provided in your proxy materials
ITEMS OF BUSINESS:

(1)

To re-elect two Class II members to our Board of Directors, each to serve a three-year term and until his successor is duly elected and qualified and to elect one Class I member to our Board of Directors, first appointed to our board in 2014, to serve the remaining two years of the Class I term and until his successor is duly elected and qualified;

(2) To approve a non-binding advisory proposal on the compensation of our named executive officers as disclosed in the attached proxy statement;
(3) To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2015; and
(4) To transact any other business that may properly come before the Annual Meeting or any reconvened meeting after an adjournment thereof.
RECORD DATE:	Only stockholders of record at the close of business on March 31, 2015, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
PROXY VOTING:	It is important that your shares are represented and voted at the Annual Meeting. You may vote your shares online or by telephone, as indicated in the accompanying Proxy Statement or the Notice of Internet Availability of Proxy Materials. If you received a paper copy of our proxy materials, you may also vote your shares by completing and returning the proxy card included in those materials. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

You are invited to attend the Annual Meeting through the link at www.virtualshareholdermeeting.com/orn2015, and may vote at that time.

This Notice of Annual Meeting of Stockholders and related Proxy Materials are being distributed or made available to stockholders beginning on or about April 6, 2015.

By Order of the Board of Directors

Peter R. Buchler
Corporate Secretary
Houston, Texas
April 6, 2015

ORION MARINE GROUP, INC.
12000 Aerospace Suite 300
Houston, Texas 77034
Telephone: (713) 852-6500

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

We are providing this Proxy Statement, and accompanying proxy materials, to the holders of the common stock of Orion Marine Group, Inc. (“Orion” or the “Company”) for use in connection with the 2015 Annual Meeting of Stockholders, and any adjournments or postponements thereof. The Annual Meeting will be held on May 19, 2015, at 10:00 a.m. Central Time at www.virtualshareholdermeeting.com/orn2015. You may access this site using the 12-digit Control Number provided with your proxy materials. The Proxy Statement, the enclosed form of proxy, and the Company’s Annual Report for the year ended December 31, 2014 are first being distributed or made available to stockholders on or about April 6, 2015.

Our Board of Directors has established March 31, 2015 as the record date for determining stockholders entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Only stockholders at the close of business on the record date are entitled to vote on matters presented at the Annual Meeting.

This Proxy Statement contains important information that you should consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it and the enclosed materials carefully.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ABOUT THE COMPANY
GENERAL INFORMATION

We are a leading marine specialty contractor serving the heavy marine infrastructure market. We provide a broad range of marine construction services on, over, and under the water primarily along the Continental United States, Alaska, Canada, and in the Caribbean Basin. Our principal executive offices are located at 12000 Aerospace, Suite 300, Houston, Texas 77034. Our common stock is listed for trading on the New York Stock Exchange (“NYSE”) under the trading symbol ORN. At the close of business on the Record Date, 27,521,395 shares of common stock were outstanding.

ABOUT THE ANNUAL MEETING

Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” in the mail rather than a full set of proxy materials?

The Securities and Exchange Commission (“SEC”) rules allow companies to provide stockholders with access to proxy materials over the Internet rather than by mailing the proxy materials to stockholders. To conserve natural resources and reduce costs, we are sending a Notice of Internet Availability of Proxy Materials to many of our stockholders. The Notice provides instructions for accessing the proxy materials online or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future Annual Meetings in printed form by mail or electronically by email.

Why did I receive these proxy materials?

The Company’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with the 2015 Annual Meeting of Stockholders, which will take place on May 19, 2015 (the “Annual Meeting”). As a stockholder of the Company on the Record Date, you are entitled to vote your shares at the Annual Meeting.

What is the purpose of the Annual Meeting?

There are currently three proposals scheduled for consideration and vote at the Annual Meeting:

1.	the re-election of two Class II directors, each to serve a three-year term expiring in 2018 and the election of one Class I director, first appointed in 2014, to serve the remaining two years of the Class I term expiring in 2017;
2.	a non-binding proposal to approve the compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay” vote); and
3.	the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Could other matters be considered and voted upon at the meeting?

Our Board does not expect to bring any other matter before the Annual Meeting and is not aware of any other matter that may be presented for consideration at the meeting. In addition, pursuant to our By-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies at their discretion.

How many votes may stockholders cast?

Each share of common stock that was outstanding on the record date is entitled to one vote on each matter submitted to a vote at the Annual Meeting. As of the record date, there were 27,521,395 shares of common stock outstanding and entitled to vote at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock entitled to vote must be present, in person (online) or represented by proxy, at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” In determining whether a quorum exists, the inspector of elections will count as present shares owned by holders who are otherwise present but abstain from voting, shares owned by stockholders who do not vote on one or more proposals, withheld votes, and broker non-votes (see What is a “broker non-vote”? below).

What are my voting options for each proposal? How does the Board of Directors recommend that I vote? How many votes are required to approve each proposal? How are the votes counted?

Proposal	Election of Directors	Say-on-Pay (advisory	Ratification of Selection of Auditors
Your Voting Options	You may vote “FOR” or “AGAINST” the nominees or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.
Recommendation of the Board of Directors	The Board recommends you vote “FOR” the nominees.	The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.	The Board recommends that you vote “FOR” ratification of our selection of Grant Thornton LLP as our independent registered public accounting firm for 2015.

Proposal	Election of Directors	Say-on-Pay (advisory	Ratification of Selection of Auditors
Vote Required for Approval	plurality of the votes cast (but see the note below on our “Majority Voting Policy in Director Elections”)	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal
Effect of Abstention	no effect	will count as a vote AGAINST this proposal	will count as a vote AGAINST this proposal
Effect of Broker Non-Vote	no effect	no effect	not applicable

Majority Voting Policy in Director Elections.  Although our directors are elected by plurality vote, our Board has adopted a majority voting policy. Each of our current directors, including the director nominees, has delivered an irrevocable resignation letter for the Board’s consideration in the event that he does not receive more “FOR” than “AGAINST” votes in an uncontested election. We have provided more information about our majority voting policy under the heading “Proposal No. 1 — Election of Directors.”

Any Other Matters.  Any other matter properly brought before the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, unless a different vote is required by statute, NYSE listing standards, or our certificate of incorporation or By-laws.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a broker or other nominee rather than in their own name. As summarized below, there are several distinctions between shares held of record and those held beneficially.

Stockholders of Record.  If your shares are registered in your name with the Company’s transfer agent, American Stock Transfer & Trust, you are the stockholder of record of those shares.

Beneficial Owners.  If your shares are held in a bank account, brokerage account, or by another nominee, you are the beneficial owner of those shares, and your bank, broker, or nominee (your “broker”) is the stockholder of record.

How do I vote?

Stockholders of Record.  If you are a stockholder of record, you may vote in any of the following ways:

(1)	online at http://www.proxyvote.com;
(2)	by telephone, by calling 1-800-690-6903;
(3)	if you received a paper copy of our proxy materials, by mail, by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, which must be received by the date indicated on the proxy card; or
(4)	during the Annual Meeting by your attendance through our link at www.virtualshareholdermeeting.com/orn2015. You must use the 12-digit Control Number provided in your proxy materials to access this site.

Beneficial Owners.  If you are a beneficial owner, you should refer to the proxy card or voting instruction form you received from your broker for an explanation of the voting options that are available to you. If you wish to vote shares that you beneficially own online during the Annual Meeting, you must request, complete, and deliver a proxy from your broker as directed in the materials provided by your broker.

Can my shares be voted if I do not provide voting instructions?

Stockholders of Record.  If you are a stockholder of record and do not deliver a proxy or otherwise vote your shares, your shares will not be voted. However, if you execute a proxy or cast a vote (whether online, by telephone, or by proxy card) without giving instructions as to how to vote on one or more proposals, your shares will be voted in accordance with the Board’s recommendations on the proposals for which you have not provided specific voting instructions.

Beneficial Owners.  If you are a beneficial owner and do not provide your broker with specific voting instructions, your shares will not be voted on any proposal as to which your broker does not have discretionary authority to vote. Brokers generally only have discretionary authority to vote shares held in street name on “routine” matters. The proposal to ratify the retention of the independent registered public accounting firm is considered a “routine” matter. The election of a director and the say-on-pay vote are “non-routine” matters; therefore, if you do not provide voting instructions to your broker on those proposals, your shares will not be voted on those proposals.

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker holding shares for a beneficial owner submits a proxy that votes the shares on one or more proposals, but does not vote (the “broker non-vote”) on “non-routine” matters with respect to which the beneficial owner has not given voting instructions. As noted above, if you are a beneficial owner and do not provide voting instructions, the only matter proposed in this proxy statement on which your broker may vote is the ratification of our selection of auditors. If you hold your shares through a broker, bank, or nominee, please follow their instruction as to how to provide them with specific voting instructions.

Can I change or revoke my vote?

Yes. You may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by (1) filing a written revocation with the Corporate Secretary at the Company’s executive offices, (2) submitting online, by mail, or by phone a duly executed proxy bearing a later date, or (3) changing or revoking your vote online at any time before voting is closed at the Annual Meeting at www.virtualshareholdermeeting.com/orn2015.

Who are the proxies?

In connection with the solicitation of proxies for the Annual Meeting, the Board of Directors has appointed Mark R. Stauffer, Peter R. Buchler and Christopher J. DeAlmeida as proxies. All properly executed proxies that specify how the stockholder wishes to vote his shares will be voted in accordance with those instructions.

Who will count the votes?

The Company has appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate the votes and act as the Inspector of Elections.

When will the voting results be announced?

We will announce preliminary voting results at the Annual Meeting and will publish the final results in a current report on Form 8-K filed with the SEC within four business days following the meeting, which will be available on our website at www.orionmarinegroup.com.

Who pays for the cost of the proxy solicitation?

The Company bears the expense of preparing, printing, mailing, and distributing the proxy materials. In addition to this solicitation by mail, directors, officers, and other employees of the Company may, without additional compensation, solicit the return of proxies by telephone, messenger, facsimile, or email. The Company will request that brokers and other nominee holders of common stock furnish proxy materials to their beneficial owners. The Company will reimburse such brokers and other nominees for their reasonable out-of-pocket expense in doing so.

DISCUSSION OF THE PROPOSALS
PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect three directors each to serve on the Company’s Board of Directors. Under the Company’s By-Laws, the Board may determine, by resolution, the number of directors that the Company will have. As described below, the size of the Board was recently increased to six directors.

The Company’s Certificate of Incorporation and By-Laws provide for a classified Board of Directors, divided into three classes, with each class serving a staggered three-year term. As a result, stockholders generally elect one-third of our Board each year. However, given that Mark R. Stauffer was appointed by the Board of Directors to a newly-created Class I directorship effective January 1, 2015, our Amended and Restated Certificate of Incorporation specifies that his term end with the next meeting of the Company’s stockholders. Therefore, our Board of Directors has nominated Mr. Stauffer for election by our stockholders as a Class I director, to serve the remaining two years of the Class I term, until the 2017 Annual Meeting. The current term of each of the Class II directors, Richard L. Daerr and J. Michael Pearson, expires at the 2015 Annual Meeting. The Board has nominated Messrs. Daerr and Pearson for re-election as Class II Directors each to serve a three-year term expiring at the 2018 annual meeting. Mr. Daerr currently serves as Chairman of the Board and Mr. Pearson served as Chief Executive Officer prior to retiring on December 31, 2014 and now serves as a non-management director. The Board has also nominated Mr. Stauffer for re-election as Class I Director to serve a two-year term expiring at the 2017 annual meeting. Mr. Stauffer currently serves as President and Chief Executive Officer of the Company and as a member of the Board.

Each of Messrs. Daerr, Pearson and Stauffer has indicated that he is willing to serve the directorship term for which he has been nominated. However, if, prior to the Annual Meeting, any one of these three director nominees should become unwilling or unable to serve, the shares represented by proxy will be voted for the election of such other person as may be designated by the Board, the Board may leave the position unfilled, or the Board may reduce the authorized number of directors, as provided in the Company’s By-Laws.

Please see “The Board of Directors and its Committees” below for information about the director nominees and the other current members of the Board of Directors, each of whom will continue to serve following the Annual Meeting.

Directors are elected by plurality vote; however, our Board has adopted a majority voting policy in uncontested elections. Each of our current directors, including the three directors nominees, has delivered an irrevocable resignation letter for the Board’s consideration in the event that he does not receive more “FOR” than “AGAINST” votes in an uncontested election. If an incumbent director fails to receive the required vote for re-election, our Board, after considering the recommendation of its Nominating and Corporate Governance Committee and any factors it deems relevant, will determine whether to accept the resignation. Any director whose resignation is under consideration will abstain from participating in that decision.

The Board recommends that you vote “FOR” election of the director nominees.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
(“SAY-ON-PAY” PROPOSAL)

We are seeking stockholder approval of the compensation of our executive officers (our “named executive officers” or “NEOs”) as disclosed in this proxy statement. This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). Stockholders are asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the Company’s 2015 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, is hereby APPROVED.”

Our executive compensation program has historically been based on a pay-for-performance philosophy, balancing a fixed base salary with annual cash and long-term equity incentive opportunities. However, given the challenges our Company had been facing until recently, we suspended our annual and long-term incentive programs during 2011, 2012 and 2013. As described in greater detail in the CD&A, during those three years, our executive compensation program consisted of base salary only, at levels unchanged since January 1, 2011, with only two perquisites (specifically, a car allowance and the Company’s matching contribution to the executive’s 401(k) plan account).

As the Company’s financial performance has improved, the Compensation Committee has reinstated a formal, balanced executive compensation program, using its historical program (as described in the CD&A) as a starting point. Although the Company first returned to profitability in fiscal 2013, the Compensation Committee did not believe that the level of profitability achieved that year merited a bonus payout to the executives. Following fiscal 2014, our second consecutive solid year with record revenue and improved gross margin, the Compensation Committee reviewed the Company’s performance as measured against the metrics of our annual incentive plan and decided to award modest discretionary bonuses to the Company’s executives based on fiscal 2014 performance, which were paid to them in March of 2015.

With respect to long-term incentive compensation, the Compensation Committee had made multi-year challenge grants to the executives in 2011, with a commitment to postpone consideration of any additional long-term incentives until 2014, at the earliest. In November 2014, the Compensation Committee, reviewing the performance of the Company and the executives, decided it was appropriate to return to a practice of making annual equity awards, and therefore each of our executives received an equity award in 2014.

As the Company’s performance continues to improve, the Compensation Committee will evaluate that improvement, and, in keeping with its pay-for-performance philosophy, make changes to our executive compensation program as it deems appropriate.

Because this is an advisory vote, it will not be binding on the Board and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. However, we understand that our executive compensation practices are important to our stockholders. Our Compensation Committee will consider the outcome of this vote when considering future executive compensation arrangements.

In considering how to vote on this proposal, we encourage our stockholders to review all the relevant information in this proxy statement our CD&A (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

The Board recommends that you vote “FOR” approval of this say-on-pay proposal.

PROPOSAL NO. 3 — APPROVAL OF THE APPOINTMENT OF GRANT THORNTON LLP

The Audit Committee has recommended and the Board of Directors subsequently approved the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for 2015. Grant Thornton was also the Company’s independent registered public accounting firm for the year ended December 31, 2014.

The Board is asking stockholders to approve the appointment of Grant Thornton, although ratification is not required by law or by the Company’s By-laws. The Board is submitting the appointment of Grant Thornton for approval as a matter of good corporate practice. Regardless of whether stockholders approve the appointment, the Board of Directors, in its discretion, may select an independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interest of the Company and its stockholders. There is additional information about Grant Thornton under the heading “Information about Audit Fees and Audit Services,” below, which includes all amounts paid to Grant Thornton during fiscal 2013 and fiscal 2014.

A representative of Grant Thornton is expected to be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

The Board recommends that you vote “FOR” the approval of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE

We conduct our business under the direction of our Board. Members of the Board of Directors devote the time, energy, and attention as necessary to ensure diligent performance of their duties.

The Board has adopted corporate governance practices designed to aid in the Board and management in the fulfillment of their respective duties and responsibilities to our stockholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, first adopted by the Board in 2007, work together with our certificate of incorporation, By-laws, and Board committee charters to form the framework for the governance of our company. These Guidelines set forth the practices the Board of Directors follows in making decisions regarding board composition and selection, the frequency of board meetings, involvement of senior management in board meetings, Chief Executive Officer performance evaluation and succession planning, board committees and compensation matters.

Code of Ethics

The Company has adopted a code of ethics that applies to its senior accounting and financial officers, including the Chief Executive Officer and Chief Financial Officer. The Code of Ethics complies with the rules of the SEC and Rule 406 of the Sarbanes-Oxley Act of 2002. The Code of Ethics, as well as other governance documents, is available as described below under “Website Availability of Governance Documents.” Any changes in, or waivers to, the Code of Ethics for the Company’s directors, executive officers, and certain senior financial officers are posted on the Company’s website within five business days and maintained for at least twelve months.

Website Availability of Governance Documents

You can access the Company’s certificate of incorporation, By-laws, Code of Conduct, Code of Ethics, Corporate Governance Guidelines, and Stockholder Communication Policy, as well as the Audit, Nominating and Corporate Governance, and Compensation Committee Charters on the Investor Relations section of the Company’s website at http://www.orionmarinegroup.com. Information contained on the Company’s website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement.

Stockholder Communications with the Board

Interested persons wishing to communicate with the Board may do so by the following means:

Email:	pbuchler@orionmarinegroup.com
Mail:	Board of Directors
Attn: Corporate Secretary Orion Marine Group, Inc. 12000 Aerospace Ave, Suite 300 Houston, TX 77034

Director Independence

NYSE listing rules require a majority of our directors to be independent. In accordance with these rules, our Board has reviewed the relationships between the Company and each director and has determined that each of Messrs. Amonett, Daerr, Shanfelter, and Stoever has no direct or indirect material relationships with the Company or any member of management, and thus each of them satisfies the NYSE’s definition of an independent director. Only Mr. Pearson, our former Chief Executive Officer, and Mr. Stauffer, our current President and Chief Executive Officer, are not independent. However, since Mr. Pearson is no longer an employee, he is a non-management director. Each of the Board’s committees are comprised solely of independent directors.

Nomination of Directors

The Board of Directors is responsible for nominating a slate of candidates for Board membership, and acts through its Nominating and Corporate Governance Committee (“NCGC”), to review the composition of the Board, and screen and recruit potential director nominees in consultation with the Chairman of the Board and the Chief Executive Officer. Although the NCGC has not established specific minimum qualifications for a position on the Board, the Committee seeks candidates who individually demonstrate a high ethical standard, a wide range of business experience at the policy-making level, and the ability to exercise sound and mature judgment in matters that relate to the current and long-term objectives of the Company. The NCGC believes diversity of background, education, experience and social perspective, as well as independence, and the ability to represent the best interests of all stockholders, contribute to an optimal balance of Board members. The Board of Directors, upon recommendation by the NCGC, has determined that each of the director nominees contributes to an active, effective and diverse Board.

Board Leadership Structure

Our Chairman of the Board is an independent director. We believe that having a chairman independent of management provides critical and independent thinking with respect to the Company’s strategy and long-term objectives. Our President and Chief Executive Officer serves on the Board of Directors and provides in-depth understanding of the operations of the Company and the issues, opportunities, and challenges facing the Company.

The Board’s Role in Risk Oversight

The members of our Board of Directors are actively involved in the oversight of risk that could affect the Company. This oversight is conducted primarily through committees of the Board, as discussed in the charters of each committee and descriptions, below. We have adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations (“COSO”). Under these policies, the Chief Executive Officer, Chief Financial Officer, and General Counsel periodically report on the Company’s risk management policies and practices to relevant Board Committees and to the full Board. The Audit Committee provides direction on risks identified by management through its annual risk assessment related to financial reporting and internal controls and provides a central oversight role with respect to financial and compliance risks, including compliance with the Foreign Corrupt Practices Act. Our Compensation Committee considers potential risk related to the Company’s overall compensation programs and effectiveness at linking executive pay to performance and aligning the interests of our executives and stockholders. Key risks to the Company’s operations, liquidity, and strategies are considered by the full Board.

Board/Committee Primary Areas of Risk Oversight

Full Board	Risk management process, structure, and overall policies and practices for enterprise risk management; strategic risks associated with business plans, significant capital transactions, including acquisitions and divestitures; and other significant risks such as major litigation, business development risks and succession planning
Audit Committee	Major financial risk exposure; significant operational, compliance, reputational, and strategic risks
Nominating and Governance Committee	Risks and exposures related to corporate governance, effectiveness of the Board and its committees in overseeing the Company, review of director candidates, conflicts of interest and director independence
Compensation Committee	Risks related to executive recruitment, assessment, development, retention and succession policies and programs; and risks associated with compensation policies and practices, including incentive compensation

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names, ages and positions of our director nominees and our continuing directors as of the date of this Proxy Statement.

	Current position	Age	Class	Director since	Term Expires
Nominees for Director
Richard L. Daerr, Jr	Chairman of the Board of Directors	70	II	2007	2015
J. Michael Pearson	Director	67	II	2006	2015
Mark R. Stauffer	President, Chief Executive Officer & Director	52	I	2015	2015
Continuing Directors
Austin J. Shanfelter	Director	57	III	2007	2016
Gene G. Stoever	Director	76	III	2007	2016
Thomas N. Amonett	Director	71	I	2007	2017

Nominees for Directors

The following sets forth certain biographical information for each of the director nominees, including his position with the Company and his business experience during the past five years.

Richard L. Daerr, Jr. —  Mr. Daerr has served as non-executive Chairman of the Board and as a Class II director since May 2007, and is a member of each Board Committee. Mr. Daerr founded RK Enterprises in 1997, a firm that has assisted companies and investor groups in developing and implementing strategic plans and initiatives focused primarily on the energy, biotechnology, engineering and construction, and pharmaceuticals industries. From 1994 to 1996, Mr. Daerr served as President and Chief Executive Officer of Serv-Tech, Inc., an industrial services company that was listed on the NASDAQ. Mr. Daerr worked for CRSS, Inc. from 1979 to 1992 where he served as General Counsel and Chief Administrative Officer and as the President and Chief Operating Officer from 1990 to 1992. Prior to its acquisition, CRSS, Inc. was a NYSE listed company and one of the largest engineering, architectural and construction management companies in the U.S. as well as one of the largest independent power producers in the U.S. CRSS owned a controlling interest in NATEC, Inc., a NASDAQ listed environmental services company of which Mr. Daerr was a director. Mr. Daerr has served on the boards of several private and public companies, including TIMEC Company, Inc., a refinery turnaround maintenance company, from 2002 to 2007, where he served as Chairman of an Independent Committee and served on the Audit Committee. From 2003 to 2014, Mr. Daerr served as a director and on the Audit Committee of DISA, Inc., an industrial drug testing and background checking company. From 1976 to 1979, Mr. Daerr was Associate Counsel with Dresser Industries, Inc., an industrial equipment and materials supply company. From 1972 to 1976, he was a trial attorney with the antitrust division of the United States Department of Justice. In March 2011, Mr. Daerr began serving as a director of ENTACT, Inc., a performer of field remediation, environmental and construction services, and serves on its Audit Committee. On March 24, 2015, Mr. Daerr was elected a director of MES Partners, Inc., board-based industrial service company.

Mr. Daerr brings a vast amount of diverse experience to our Board, as he has served on numerous boards of public, private and not-for profit companies, as well as serving as a committee member within those boards. Mr. Daerr has been a consultant to various companies in the areas of strategic planning, acquisitions, divestitures and capital market transactions. As a former attorney with the Department of Justice and as counsel to other businesses in the private sector, Mr. Daerr has dealt with many of the laws and regulatory issues that affect public companies today. The National Association of Corporate Directors has designated Mr. Daerr a Governance Fellow.

J. Michael Pearson — Mr. Pearson served as our President and Chief Executive Officer from 2006 and as a Class II director since May 2007. Effective February 2014, Mr. Stauffer replaced him as President of the Company and, ten months later, on December 31, 2014, Mr. Pearson retired as Chief Executive Officer whereby he changed from a management to non-management Director of the Company. Mr. Pearson joined us as Chief Operating Officer in March 2006 from Global Industries, Inc. (NASDAQ: GLBL), an offshore marine construction company, where he served as Chief Operating Officer from May 2002 to November 2005 and

Senior Vice President, Strategic Planning from February 2002 to May 2002. Prior to joining Global Industries, Inc., Mr. Pearson served as a General Manager for Enron Engineering and Construction Co. from 2000 to 2001. Prior to that position, Mr. Pearson served as Executive Vice President for Transoceanic Shipping Co. in 1999 and President and Chief Executive Officer for International Industrial Services, Inc. from 1997 to 1999. From 1973 to 1997, Mr. Pearson served in various management capacities at McDermott International, Inc. (NYSE: MDR), including as Vice President and General Manager. Mr. Pearson is a registered Professional Engineer in Louisiana, Idaho and Texas. Mr. Pearson currently serves as Past President and Life Director of the Board of Directors of Louisiana Tech University’s Engineering & Science Foundation (“ESF”), a corporation that supports the activities and programs for the Dean of the college of Engineering & Science at the University.

Mr. Pearson brings extensive industry knowledge to our Board of Directors and provides critical management insight regarding the challenges and opportunities facing the Company. He has over 40 years’ management, operational and strategic experience in global marine construction related fields. He is also actively involved in numerous industry associations. His engineering experience is also of significant value as a Board Member. The National Association of Corporate Directors has designated Mr. Pearson a Governance Fellow and recently elevated his certification to Board Leadership Fellow.

Mark R. Stauffer — Mr. Stauffer was named Chief Executive Officer effective January 2015 and has served as Orion Marine Group’s President since February of 2014. Prior to this, Mr. Stauffer assumed operational oversight in 2012, served as Executive Vice President and Chief Financial Officer from 2007 to 2014, and as Vice President and Chief Financial Officer from 1999, when he joined us, to 2007. Mr. Stauffer also served as Secretary from 2004 until 2007. Prior to joining us, Mr. Stauffer served in various capacities at Coastal Towing, Inc. from 1986 to 1999, including Vice President and Chief Financial Officer. Mr. Stauffer has 29 years of experience in the marine industry, is a Certified Public Accountant and was designated a Governance Fellow by The National Association of Corporate Directors.

Mr. Stauffer brings extensive industry knowledge to our Board of Directors and provides critical management insight regarding the challenges and opportunities facing the Company. He has 29 years’ financial, management, operational and strategic experience in the marine industry, including extensive marine construction experience. As a Certified Public Accountant, his financial and accounting experience is also of significant value as a Board Member. The National Association of Corporate Directors has designated Mr. Stauffer a Governance Fellow and recently elevated his certification to Board Leadership Fellow.

Background of the Continuing Directors

Austin J. Shanfelter — Mr. Shanfelter has been a member of our Board and a Class III director since May 2007, and has served as Chairman of our Compensation Committee since May 2007 and as a member of the Nominating and Governance Committee since May 2010. He served until December 18, 2008, as a member of the Board of Directors of MasTec, Inc. (NYSE: MTZ), a publicly traded specialty contractor, and as a special consultant. Mr. Shanfelter served as Chief Executive Officer and President of MasTec from August 2001 until March 2007. From February 2000 until August 2001, Mr. Shanfelter was MasTec’s Chief Operating Officer. Prior to being named Chief Operating Officer, he served as President of one of their service offerings from January 1997. Mr. Shanfelter has been in the telecommunications infrastructure industry since 1981. Mr. Shanfelter has been a member of the Society of Cable Television Engineers since 1982 and the National Cable Television Association since 1991. Mr. Shanfelter has served as President of the Power and Communications Contractors Association (“PCAA”). Mr. Shanfelter recently became a member of the Board of Directors of Patriot National INC. (NYSE: PN) Insurance services company, and has been Chairman of Global HR Research LLC, since April 2009. As of August 2012, Mr. Shanfelter began serving as a member of the Board of Directors of Sabre Industries, a leading manufacturer of power delivery structures.

Mr. Shanfelter’s achievements as an executive and director of MasTec, Inc., his many years of service as its Chief Executive Officer and President, and prior to this, its Chief Operating Officer, as well as his service on the board of other diverse entities, provide us with industry insight and perspective and qualify him to serve as one of our directors. The National Association of Corporate Directors has designated Mr. Shanfelter a Governance Fellow.

Gene Stoever — Mr. Stoever has been a member of our Board and a Class III director since May 2007, has served as chairman of our Audit Committee since May 2007, and as a member of the Compensation Committee since May 2010. He was an audit partner with KPMG LLP for 24 years until his retirement in 1993. During his approximately 30-year tenure with KPMG, he served domestic and multinational clients engaged in the manufacturing, construction, refining, oil and gas, real estate and banking industries, as well as serving as SEC Reviewing Partner responsible for advising and reviewing client filings with the SEC. Mr. Stoever currently serves as chairman of the audit committee and previously as a member of the nominating and corporate governance committee of the Board of Directors of Evolution Petroleum Corp. (AMEX: EPM) and previously served on the Boards and as chairman of the audit committees of several other companies. Mr. Stoever is a Certified Public Accountant in Texas (currently inactive license holder).

Mr. Stoever is well qualified to serve on our Board, based on his extensive experience in public accounting, his service on other boards, and his service as Chairman of our Audit Committee since 2007, coupled with his knowledge of financial reporting, SEC accounting rules and regulations, and generally accepted accounting principles and auditing standards. Mr. Stoever qualifies as an “audit committee financial expert” pursuant to SEC rules. The National Association of Corporate Directors has designated Mr. Stoever a Governance Fellow.

Thomas N. Amonett — Mr. Amonett has been a member of our Board and a Class I director since May 2007, and serves as the Chairman of the Nominating and Corporate Governance Committee, and as a member of the Audit Committee. He has been President, Chief Executive Officer and a director of Athlon Solutions, LLC, a manufacturer and distributor of specialty chemicals and related services primarily to the refining and petrochemical industries, since April 2013. From November 1999 to April 2013, he was President, Chief Executive Officer and a director of Champion Technologies, Inc., a manufacturer and distributor of specialty chemical and related services primarily to the oil and gas industry. Mr. Amonett has been a director and served as the chairman of the board of TODCO, a provider of contract oil and gas drilling services, and has been a director of Hercules Offshore, Inc., a provider of contract oil and gas drilling services and liftboat services since July 2007, where he serves as Chairman of the Nominating and Corporate Governance Committee. Mr. Amonett has been a director of Bristow Group Inc. (NYSE: BRS), a global provider of helicopter services, since 2006, where he currently serves on the Audit Committee and Executive Compensation Committee. Mr. Amonett also serves as an advisory director to Triten Corporation, a privately held company and as a director of T.F. Hudgins Incorporated, also a private company.

Mr. Amonett is qualified to serve as one of our directors, based on his considerable management, operational and financial experience in a wide range of industries. Of particular note is his service as President and Chief Executive Officer of several companies, his service as a director of other companies and his corporate governance experience and expertise. The National Association of Corporate Directors has designated Mr. Amonett a Governance Fellow and recently elevated his certification to Board Leadership Fellow.

Meetings of the Board of Directors

Directors are expected to attend all meetings of the Board and each committee on which they serve, and the Board encourages all its members to attend each Annual Meeting of Stockholders.

The Board of Directors held seven meetings during 2014. Each director attended 100% of all meetings of the Board of Directors and its committees and all directors attended the 2014 Annual Meeting of Stockholders.

Non-management directors meet in executive session on a regular basis, generally at the end of a regularly-scheduled Board meeting. The Chairman of the Board presides over the executive session. In addition, the Audit Committee has adopted a practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee has adopted a similar practice.

Committees of the Board

The Board has three standing committees; the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees are comprised exclusively of independent directors as defined by the listing standards of the New York Stock Exchange. Each committee is governed by a written charter approved by the Board of Directors. A copy of each charter is available on the Company’s website at http://www.orionmarinegroup.com. On November 20, 2014, the Board of Directors formed a temporary Special Committee to oversee the repurchase of shares under a new Stock Repurchase Program that had been approved by the Board of Directors on October 29, 2014.

The Audit Committee assists the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. Pursuant to its charter, the Audit Committee has the following responsibilities, among others:

•	to select the independent auditor to audit our annual financial statements;
•	to approve the overall scope of and oversee the annual audit and any non-audit services;
•	to assist management in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditor and our internal audit function, and our compliance with legal and regulatory requirements;
•	to discuss the annual audited financial statements and unaudited quarterly financial statements with management and the independent auditor;
•	to discuss policies with respect to risk assessment and risk management; and
•	to review with the independent auditor any audit problems or difficulties and management’s responses.

Messrs. Stoever (Chairman), Amonett, and Daerr are currently members of the Audit Committee, and the Board has determined each to be independent under NYSE listing standards and applicable SEC rules. In addition, Mr. Stoever meets the relevant standards as a financial expert as defined by SEC rules. During 2014, the Audit Committee met five times. A report by the Audit Committee is presented elsewhere in this proxy statement.

The Compensation Committee supports the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. Pursuant to its charter, the Compensation Committee has the following responsibilities, among others:

•	to develop an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;
•	to review, approve and recommend all actions relating to compensation, promotion and employment-related arrangements for senior management, including severance arrangements;
•	to approve incentive and bonus plans applicable to senior management and administer awards under incentive compensation and equity-based plans;
•	to review and recommend major changes to and take administrative actions associated with any other forms of non-salary compensation; and
•	to review and approve or recommend to the entire Board for its approval, any transaction in our equity securities between us and any of our officers or directors subject to Section 16 of the Exchange Act.

Messrs. Shanfelter (Chairman), Daerr, and Stoever are currently members of the Compensation Committee, and the Board has determined each to be independent under the listing standards of the NYSE, both for directors generally and compensation committee members specifically. In addition, each is a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as defined in the regulations promulgated under Internal Revenue Code 162(m). The Compensation Committee met five times during 2014. A report by the Compensation Committee is presented elsewhere in this proxy statement.

Compensation Committee Interlocks and Insider Participation.  During the last fiscal year, Austin Shanfelter, Richard L. Daerr, and Gene Stoever served on our Compensation Committee. No Compensation Committee member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the Compensation Committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, when one of that entity’s executive officers served on our Board of Directors or on our Compensation Committee.

The Nominating and Corporate Governance Committee recommends director candidates to the Board, oversees the evaluation of Board and Committee members, develops and monitors corporate governance principles, practices and guidelines for the Board and the Company. Pursuant to its charter, the Nominating and Corporate Governance Committee has the following responsibilities, among others:

•	to identify individuals qualified to become Board members and to recommend that the Board select the director nominees for election at annual meetings of stockholders or for appointment to fill vacancies;
•	to recommend to the Board director nominees for each committee of the Board;
•	to advise the Board about appropriate composition of the Board and its committees;
•	to advise the Board about, develop and recommend to the Board appropriate corporate governance practices, principles and guidelines, and to assist the Board in implementing those practices;
•	to lead the Board in its annual review of the performance of the Board and its committees; and
•	to perform such other functions as the Board may assign to the committee from time to time.

Messrs. Amonett (Chairman), Daerr and Shanfelter are currently members of this committee, and the Board has determined each to be independent as defined in the applicable rules of the NYSE and the SEC. The Nominating and Governance Committee met three times during 2014.

Director Nominations by Stockholders.  If a stockholder wishes to recommend a nominee for director for the 2016 Annual Meeting of Company Stockholders, written notice should be sent to the Corporate Secretary in accordance with instructions set forth below and later in this Proxy Statement under the caption “Submission of Stockholder Proposals for 2016 Annual Meeting”. Any stockholder notice of intention to nominate a director shall include:

•	The name and address of the stockholder;
•	A representation that the stockholder is entitled to vote at the meeting at which directors will be elected;
•	The number of shares of the Company that are beneficially owned by the stockholder;
•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
•	The following information with respect to the person nominated by the stockholder:
•	Name and address;
•	A complete resume or statement of the candidate’s qualifications, including education, work experience, industry knowledge, membership on other boards of directors and civic activity;
•	A description of any arrangements and understandings between the stockholder and the nominee and any other persons pursuant to which the nomination is made;
•	The consent of each such nominee to serve as a director if elected; and
•	Such other information as required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations of the SEC and the NYSE.

The Nominating and Corporate Governance Committee seeks to achieve a Board composed of individuals who have experience relevant to the needs of the Company and who have a high level of professional and personal ethics. In addition, prospective directors must have time available to devote to Board activities. The Nominating and Corporate Governance Committee uses a variety of methods and multiple sources to identify and evaluate nominees for directors, including referrals from other directors and management, recommendations by stockholders, and third party professional search firms.

The Company did not receive any stockholder nominations for director to be considered by the Nominating and Corporate Governance Committee for the Annual Meeting and, pursuant to our By-laws, the time has elapsed for any stockholder to properly nominate a candidate for director for consideration at this year’s Annual Meeting.

Annual Performance Evaluations

Annually, the Board and its committees conduct self-performance evaluations and review each committee charter. Also annually, the Corporate Governance Guidelines are reviewed and reassessed for adequacy.

DIRECTOR COMPENSATION

The following table describes the compensation earned by persons who served as non-employee directors during 2014. Mr. Pearson, who was an employee of the Company during 2014, received no additional compensation for his service on the Board during the year.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Compensation(2) ($)	Total ($)
Thomas N. Amonett	67,000	70,000	137,000
Richard L. Daerr, Jr.	141,000	70,000	211,000
Austin J. Shanfelter	72,000	70,000	142,000
Gene Stoever	72,000	70,000	142,000

(1)	Amounts in this column represent retainers, meeting fees and chairmanship fees as further described below.
(2)	As part of their annual compensation package in 2014, the non-employee directors each received a restricted stock grant with a grant date fair value of $70,000, based on the mean price of the Company’s stock on the date of grant. These awards were granted on November 20, 2014, at which time the price was $11.35. The restricted stock vests over a six-month time period and thus will vest in full on May 20, 2015.

The Compensation Committee of the Board of Directors retained Pearl Meyer & Partners, an independent consulting firm, to assist in determining the components and amounts of director compensation for 2014, based on comparisons of board compensation in similarly-situated companies.

Director compensation consists of both cash and equity compensation. The current schedule of director fees paid in cash is as follows:

Annual Retainer Amount
Board service annual retainer	$50,000
Board Chairman additional annual retainer	$70,000
Audit Committee Chairman additional annual retainer	$15,000
Compensation Committee Chairman additional annual retainer	$15,000
Nominating and Corporate Governance Chairman additional annual retainer	$10,000
Additional annual retainer for (non-chair) Committee members	$7,000

All retainers are paid quarterly in arrears. The Company also reimburses non-employee directors for reasonable travel and lodging expenses incurred in attending Board and committee meetings.

Although Mr. Stauffer became a director on January 1, 2015, he is not entitle (as an employee) to any of the above described director compensation amounts.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the executive officers of the Company serving as of the date of this Proxy Statement. All executive officers are appointed by, and serve at the pleasure of, the Board. There is no family relationship between or among any of the Company’s directors and executive officers.

Name	Age	Position with the Company
Mark R. Stauffer	52	President and Chief Executive Officer
Peter R. Buchler	69	Executive Vice President, Chief Administrative Officer, Chief Compliance Officer, General Counsel and Secretary
Christopher J. DeAlmeida	37	Vice President, Chief Financial Officer & Treasurer

Below is a summary of the business experience of each of our current executive officers other than Mr. Stauffer (whose business experience is included under the caption “Nominees for Director,” above).

Peter R. Buchler — Mr. Buchler joined the Company as Vice President, General Counsel and Corporate Secretary in September 2009. He subsequently became the Company’s Chief Compliance Officer and effective January 1, 2010, became Executive Vice President. In 2011, he became our Chief Administrative Officer. Prior to joining the Company, Mr. Buchler founded and operated The Buchler Group, LLC, a consulting firm providing corporate and contracting advisory services to the domestic and international construction industry. From 2003 to 2008, Mr. Buchler worked for Global Industries, Ltd. (formerly NASDAQ: GLBL) in various capacities, including Assistant General Counsel, Vice President Commercial and Subcontracts, and Vice President of Asia Pacific. Prior to this, he served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Cooperheat-MQS, Inc, following service as Assistant General Counsel — Corporate, and subsequently Assistant General Counsel — the Marine Construction and Shipbuilding, Industrial Services segments of McDermott International, Inc. (NYSE: MDR). Mr. Buchler has 35 years of experience in the marine construction industry, is admitted to practice law in Texas and Louisiana and has been designated by The National Association of Corporate Directors as a Governance Fellow.

Christopher J. DeAlmeida — Mr. DeAlmeida has served as Orion Marine Group’s Vice President, Chief Financial Officer and Treasurer since February of 2014. Mr. DeAlmeida has over 15 years of public company accounting and financial management experience and has overseen most of the Company’s daily financial and accounting responsibilities since 2012, when he was named Vice President, Finance and Accounting. Prior to that Mr. DeAlmeida served as the Company’s Director of Finance from 2011 to 2012 and served as Director of Investor Relations from 2007 to 2011. Prior to joining Orion, Mr. DeAlmeida held progressively responsible positions in accounting, finance and investor relations with Continental Airlines, Inc. (NYSE: UAL) and BMC Software, Inc. (NYSE: BMC).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables, based in part upon information supplied by officers, directors and certain stockholders, sets forth the ownership of the Company’s common stock as of the record date by:

(1)	each person or entity who is known by the Company to own beneficially more than 5% of the Company’s common stock;
(2)	each of the Company’s directors;
(3)	each of the Company’s named executive officers, and
(4)	all directors and executive officers of the Company as a group.

Name and Address of 5% Stockholders:	Common Shares Beneficially Owned		Percent of Common Shares
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,430,249	(a)	12.50%
Van Den Berg Management, Inc. 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	2,264,502	(b)	8.23%
Invesco Ltd. 1555 Peachtree Street NE Atlanta, GA 30309	1,948,652	(c)	7.10%
National Rural Electric Cooperative Association 4301 Wilson Boulevard Arlington, VA 22203	1,621,247	(d)	5.89%
Wellington Management Group LLP c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,428,880	(e)	5.19%

(a)	As reported on Schedule 13G filed on January 9, 2015, BlackRock, Inc., a parent holding company, holds sole voting power over 3,356,293 shares and sole dispositive power over all reported shares.
(b)	As reported on Schedule 13G filed on January 28, 2015, Van Den Berg Management Inc., an investment adviser, holds sole voting power and sole dispositive power over all reported shares.
(c)	As reported on Schedule 13G/A filed on February 2, 2015, Invesco Ltd., an investment adviser and a parent holding company, holds sole voting power and sole dispositive power over all reported shares.
(d)	As reported on Schedule 13G/A filed on February 17, 2015, National Rural Electric Cooperative Association, an employee benefit plan, holds sole voting power and sole dispositive power over all reported shares.
(e)	As reported on Schedule 13G filed on February 12, 2015, Wellington Management Group, LLP, an investment adviser, holds shared voting power over 779,916 shares and shared dispositive power over all reported shares.

Security Ownership of Directors

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock Owned(1)	Shares Acquirable within 60 days upon the Exercise of Stock Options(2)	Total Beneficial Ownership	Percent of Class(3)
Non-Management Directors:
Thomas N. Amonett	45,005	21,726	66,731	*
Richard L. Daerr, Jr.	47,865	21,726	69,591	*
Austin J. Shanfelter	14,516	11,332	25,848	*
Gene G. Stoever	35,916	35,932	71,848	*
J. Michael Pearson	250,843	427,736	678,579	2.47%
Management Director and Other Named Executive Officers:
Mark R. Stauffer, also a Director	179,160	218,492	397,652	1.44%
Peter R. Buchler	62,651	87,493	150,144	*
Christopher J. DeAlmeida	7,930	30,972	38,902	*
Current Directors and Officers as a group (8 Persons):	643,886	855,409	1,499,295	5.45%

*	Less than 1%.
(1)	Includes grants of stock for which vesting restrictions have not lapsed, however, the recipient retains voting rights.
(2)	Includes shares that may be acquired under outstanding stock options that are currently vested or will vest within 60 days of March 31, 2015.
(3)	Calculated based on 27,521,395 common shares outstanding on the record date. For each individual who holds options, this percentage is determined by assuming he exercises all of his options that are vested on or within 60 days of March 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of the Company’s equity securities, or insiders, to file with the SEC reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5 and to furnish the Company with copies of those reports.

Based solely on a review of the copies of these reports furnished to the Company and representations that no other reports were required during the year ended December 31, 2014, we believe that our executive officers and directors have complied in a timely manner with all Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) explains our executive compensation philosophy and objectives, each element of our executive compensation program and how the Compensation Committee of the Board of Directors (“the Compensation Committee”) made its compensation decisions for our 2014 named executive officers (“NEOs”) listed below:

NEO	Current Title	Recent Changes
J. Michael Pearson	Director	Mr. Pearson retired as our CEO on December 31, 2014 but remains on our Board of Directors.
Mark R. Stauffer	President and Chief Executive Officer	Mr. Stauffer served as our EVP and Chief Financial Officer until February 2014, when he was appointed President. On January 1, 2015, upon Mr. Pearson’s retirement from employment, he was also named as Chief Executive Officer.
Peter R. Buchler	Executive Vice President, Chief Administrative Officer, General Counsel, Corporate Secretary and Chief Compliance Officer	None.
James L. Rose	none	Mr. Rose was our Executive Vice President and had been named Chief Operating Officer on August 14, 2014. He passed away on January 21, 2015.
Christopher J. DeAlmeida	Vice President and Chief Financial Officer	Mr. De Almeida was our Vice President, Finance and Accounting prior to his appointment as CFO on February 26, 2014.

Executive Summary

2014 Business Wrap-Up

•	During 2014, the Company successfully completed the senior management transition arising from the retirement of Mr. Pearson and his replacement by Mr. Stauffer, as the Company’s Chief Executive Officer.
•	During the past three years, the Company’s earnings per share have improved from ($.44) in 2012, to $0.01 in 2013, to $0.25 in 2014.
•	Full year 2014 contract revenue was $385.8 million, the highest in the Company’s history, and an increase of 8.8% as compared with full year 2013 revenues of $354.5 million.
•	Gross profit for the year was $44.6 million, which represents an increase of $12.6 million as compared with the full year 2013. Gross profit margin for the full year 2014 was 11.6%, up from 9.0% for the full year 2013. The year over year increase in gross profit margin was primarily attributable to sustained increases in the Company’s equipment utilization in the second half of 2014.
•	The Company self-performed approximately 83% of its work as measured by cost during 2014, which is comparable to the prior year period.
•	The Company’s full year 2014 EBITDA was $34.2 million, representing an 8.9% EBITDA margin, which compares to full year 2013 EBITDA of $21.4 million, or a 6.0% EBITDA margin.

Improving Business Results 2011 – 2014 ($ millions)

Net Income
EBITDA
Revenues
$450
$400
$350
$300
$250
$200
$150
$100
$50
$-
$(50)
$259.9
$2.8
-$13.1
$292.0
$7.4
-$11.9
$354.5
$21.4
$0.3
$385.8
$33.4
$6.9
2011
2012
2013
2014

2014 Executive Compensation Approach and Decisions

As our business started to recover in 2013, the Compensation Committee decided it was the right time to consider returning to our historical practices of providing our NEOs with incentive compensation opportunities (short-term and long-term) and to consider salary increases. To this end, 2014 marked the first year since 2011 that our NEOs:

•	Earned cash-based incentive awards under the discretionary portion of our Named Executive Officer Bonus Plan (“NBP”);
•	Received equity-based long-term incentive award grants; and
•	Received salary increases.

The Compensation Committee set target total direct compensation (i.e., base salary, target NBP award and target long-term incentive award) consistent with our long-standing compensation philosophy, which:

•	Provides an externally competitive compensation package to help attract, motivate and retain top executive talent;
•	Places the majority of executive pay at risk;
•	Ties executive pay to long-term growth in stockholder value.

Based on this program structure, the charts below show that for fiscal 2014, 66% of CEO target total direct compensation and 59% of target total direct compensation for the other NEOs is structured to be variable, with actual realized value dependent on achievement of performance results.

CEO Pay At-A-Glance

As previously disclosed, over the three-year period from 2011 to 2013, we pared our executive compensation program down to basics in response to the challenging business environment. In 2011 (and, for our previous CEO, Mr. Pearson, early 2012), the Committee made equity award grants that were intended to provide a retention incentive to our senior executives over a three-year period. Other than that multi-year equity award, our executives did not receive any compensation during 2011, 2012, and 2013 except for an automobile allowance and base salary, which was frozen at 2011 levels.

Fiscal 2014 was the first year we returned to our historic compensation program as illustrated above, reinstating the annual incentive and long-term incentive elements. Note, however, that Mr. Pearson did not receive an equity award for fiscal 2014 since he had announced his intention to retire at the end of the year.

However, even during the years when our formal program was suspended, roughly two-thirds of CEO pay has remained variable considering the portion of Mr. Pearson’s multi-year equity award allocated to that year (roughly one-third).

Our other NEOs also received similar multi-year grants of stock options and restricted stock in late 2011. These multi-year grants were intended as “challenge” grants to provide an enhanced incentive to drive the Company’s return to profitability over the past three years, and the Compensation Committee believes these awards were a key element in ensuring retention and engagement of our NEOs over a period during which no bonuses were earned and no salary increases were approved.

With respect to actual results, the chart below shows the elements of total direct compensation realized by our CEO over the past four years, as compared to our EBITDA over the same period. Unlike the chart above, we have allocated the multi-year equity award in the year of grant rather than spreading its value over the vesting period, to better reflect the timing of the Committee’s compensation decisions.

CEO PAY AT A GLANCE 2011 – 2014

CEO TDC ($000)
EBITDA ($MM)
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$-
$40
$35
$30
$25
$20
$15
$10
$5
$-
$1,490
$1,490
$975
Multi-year challenge grant of restricted stock
$975
Multi-year challenge grant of stock options
$515
$515
$515
$515
$806
$265
$541
2011
2012
2013
2014
Stock Option Expected Value
Restricted Stock Grant Value
Annual Incentive Earned
Salary
EBITDA ($MM)

Our Executive Compensation Practices

We believe that an adherence to executive compensation best practices is a critical component of good corporate governance, aids our Committee in its decision-making process, enhances our ability to manage compensation-related risk, and is always in the best interests of our stockholders and executives. Below are highlights of our current practices and policies that guide our executive compensation program:

What We Do	What We Don’t Do
☑ Pay for performance	☒ No tax gross ups
☑ Heavy emphasis on at-risk pay	☒ No repricing of stock option awards
☑ Executive and director stock ownership guidelines	☒ No hedging of Company stock
☑ Independent Compensation Consultant	☒ No special benefits or perquisites
☑ Double-trigger vesting on equity awards upon a change of control	☒ No accelerated vesting upon termination, except upon a change of control

2014 Say On Pay Vote

At our 2014 annual meeting of stockholders, we received 23,868,244 votes in favor of our executive compensation program, 88,154 votes in opposition, and 3,002 abstentions for total support of 99.6%. The Committee values stockholders’ input on the design of our executive compensation program and interpreted the 2014 vote result as strong stockholder support for the Company’s scaled-back approach to executive compensation during a difficult period.

In 2014, after three years of a scaled-back program with no salary increases, no bonus opportunities, and no new equity award grants, the Committee decided that it was appropriate to provide the NEOs with salary increases and short- and long-term incentive award opportunities consistent with our historical philosophy and plan design, given the improvement in our business. Each of these changes is described in greater detail below. As our business continues to recover, we are committed to the continuous improvement of our executive compensation program to ensure alignment with our business priorities and stockholder interests. To that end, the Committee will continue to review and evaluate our program during 2015 in order to determine what, if any, changes are appropriate for the coming year.

Compensation Program Overview: What Guides Our Program

Our Compensation Philosophy and Objectives

Orion Marine Group is one of the leaders in the marine construction industry because it has an array of highly experienced people, strength in resources, and the geographic reach to provide customers a full suite of turn-key marine construction solutions that meet even the most challenging needs. Maintaining this leading posture, and ensuring we are positioned for future success requires we be able to attract, retain, and engage the talent necessary to grow the company, to ensure the quality and sustainability of that growth, and to produce positive long-term returns for our stockholders.

We designed our executive compensation program to provide an externally competitive and internally equitable total rewards package that reflects individual and company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation. Our philosophy has been to closely align the compensation paid to our executives with the performance of the company on both a short-term and long-term basis, and to set performance goals that support the Company’s long-term goals. Because of our emphasis on pay-for-performance, our executive compensation has been heavily weighted toward incentive (variable) compensation, and is directly tied to achieving results. As performance goals are met or exceeded, executives are rewarded commensurately; conversely, if goals are not met, actual earned compensation is lower.

We designed our executive compensation program to further Orion’s mission of producing superior financial returns for our stockholders by pursuing the following objectives:

Objectives	Guiding Principles
	Generally	Specifically
Retain and attract highly qualified executives	Pay competitively	Use statistics developed from a review of compensation survey data and publicly-disclosed peer company pay data as a reference point to help establish competitive pay opportunities.
Motivate executives to contribute to our future success and to build long-term stockholder value	Link a significant part of compensation to Orion’s financial and stock price performance, especially long-term performance	Weight executive compensation program in favor of incentive compensation — balancing rewards for driving sustained profitability on an annual basis with equity-based compensation elements in the form of stock options and restricted stock.
Further align executive and stockholder interests	Encourage and facilitate significant ownership of Orion stock by executives	Make annual equity-based grants in the form of restricted shares and stock options — promoting an ownership culture and providing a powerful incentive to grow stockholder value. Share ownership guidelines further enhance alignment and focus on long-term ownership.

Principle Elements of Compensation: Total Direct Compensation (“TDC”)

As described previously, our philosophy and objectives are supported by the following principle elements of pay in our executive compensation program:

Element	Form	Description
Base Salary
	Cash (Fixed)	• The fixed amount of compensation for performing day-to-day responsibilities. NEOs are generally eligible for increases annually, depending on company and individual performance.
Named Executive Officer Bonus Plan (“NBP”) (Annual Incentive)	Cash (Variable)	• Provides competitively-based annual incentive awards for achieving short-term financial goals and other strategic objectives measured over the current year.
• Payouts are tied to meeting aggressive goals for consolidated Net Cash Flow (“NCF”), in addition to safety and personal goals.

Element	Form	Description
Annual Long-Term Incentives (LTI)	Equity (Variable)	Equity awards are granted in two ways:

•

Stock options provide a meaningful performance-based incentive to grow stockholder value. Regardless of the grant date expected value of a stock option award, our NEOs only realize value on those awards to the extent that the stock price (and stockholder value) increases following the date of grant.

•

Restricted shares are primarily intended to encourage long-term ownership of stock, while also providing an incentive with a value tied directly to our stock price. We believe our program functions as intended to encourage NEOs to build toward a meaningful level of long-term stock ownership.

NEOs are also eligible for other benefits, including a qualified 401(k) savings plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations, and, like other salaried Company employees, may receive a matching contribution from the Company. Modest ancillary benefits are also provided to executives by the Company. See page 31 for more information.

The Role of the Compensation Committee

Our Board of Directors is responsible for making decisions about the compensation of our NEOs. The purpose of the Board’s Compensation Committee, which is composed solely of independent directors, is to help discharge this responsibility by, among other things:

•	Reviewing and discussing with management the factors underlying our compensation policies and decisions, including overall compensation objectives;
•	Reviewing and discussing with management the relationship between the company’s compensation policies and practices, including the extent to which those policies and practices create risks for the company;
•	Reviewing and approving all company goals and objectives (both financial and non-financial) relevant to the compensation of the CEO;
•	Evaluating, together with the other independent directors, the performance of the CEO in light of these goals and objectives and the quality and effectiveness of his leadership;
•	Recommending to the Board for approval by the independent directors each element of the compensation of the CEO;
•	Reviewing the performance evaluations of all other members of executive management (the Chief Executive Officer is responsible for the performance evaluations of the non-CEO executive officers);
•	Reviewing and approving (and, if applicable, recommending to the Board for approval) each element of compensation, as well as the terms and conditions of employment, of these other members of executive management; and
•	Granting all awards under our equity compensation plans and overseeing the administration of all such plans.

The Compensation Committee works very closely with management and the Committee’s independent consultant to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which is available on the Corporate Governance page of our Website (http://www.orionmarinegroup.com/Corporate-Governance.html).

The Role of Management

The CEO, who attends a part of certain Compensation Committee meetings at the Committee’s request, assists the Committee in determining the compensation of all other NEOs besides his own position. Input provided by our CEO includes:

•	Recommending any annual merit increases to the base salaries of the other NEOs; and
•	Establishing annual individual performance objectives for the other NEOs and evaluating their performance against such objectives, subject to Committee approval.

The other NEOs do not have a role in determining their own compensation, other than discussing their annual individual performance objectives and results achieved with the CEO.

The Role of the Independent Consultant

In furtherance of the Compensation Committee’s responsibility, the Committee engaged Pearl Meyer & Partners (“PM&P” or the “consultant”) to assist the Committee in evaluating Orion Marine Group’s executive compensation during fiscal 2014. In connection with this engagement, PM&P reported directly and exclusively to the Committee. During fiscal 2014, PM&P provided the Committee competitive marketplace compensation data, as well as updates on trends and issues in executive and director compensation, and commented on the competitiveness and reasonableness of Orion’s executive and director compensation programs.

The Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. In making this determination, the Committee noted that during fiscal 2014:

•	PM&P did not provide any services to the Company or management other than services requested by, or with the approval of, the Committee, and its services were limited to executive and director compensation consulting. Specifically, PM&P does not provide, directly or indirectly through affiliates, any non-executive compensation services, including pension consulting or human resource outsourcing;
•	fees we paid to PM&P were less than 1% of PM&P’s total revenue;
•	PM&P maintains a conflicts policy, which was provided to the Committee with specific policies and procedures designed to ensure independence;
•	none of the PM&P consultants working on the Company matter had any business or personal relationship with Committee members;
•	none of the PM&P consultants working on Company matters (or any consultants at PM&P) had any business or personal relationship with any executive officer of the Company; and
•	none of the PM&P consultants working on Company matters directly own Company stock.

The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

The Role of Benchmarking and Peer Groups

The industry-specific experience of our people is a key reason for Orion Marine Group’s leading posture in the marine construction industry. This reputation for excellence in management and leadership make our people attractive targets for other companies. To prevent loss of our executive talent, we seek to provide an overall executive compensation program that competes well against other marine construction companies, as well as companies in related industries. Each element of compensation is intended to help fulfill this commitment to competitiveness. Retention has been a particularly important goal for us, as we need to retain and motivate those senior executives who are in the best position to keep the Company on course as it returns to profitability.

Because retention is an imperative, we consider external survey data and data from peer group compensation disclosures as important market reference points around which to make well-informed compensation decisions. While we do not consider market data to be a prescription, we generally target the median of the market for pay opportunities, with the potential (through annual cash incentives and long-term equity incentives) for executives to earn more or less than the market median depending upon performance.

The Committee periodically reviews the appropriateness of our pay posture in light of company and individual performance, as well as other factors specific to individual executives (such as tenure, internal equity concerns, etc.). No single position in the referenced surveys or within our peer group fully captures the breadth of the responsibilities of certain of our NEOs.

For fiscal year 2014 NEO salary decisions, the Committee considered market data provided by PM&P that reflected compensation for a peer group of 15 publicly traded engineering & construction firms. While Orion has very few direct “peers” in the market, the companies in this group were identified in consultation with PM&P as potential competitors for talent with businesses of similar financial size and scope. Each year, the Committee reviews the peer group in order to determine whether the companies in the group remain appropriate for comparison to Orion.

A summary of the companies included in the 2014 peer group compensation review is provided below. This is the same peer group used in PM&P’s 2013 review, with the exception of Michael Baker Corporation, which was eliminated from our peer group for 2014 due to their acquisition during 2013.

Ticker	Company Name	Industry Focus
AGX	Argan Inc	Construction & Engineering
FRM	Furmanite Corp	Construction & Engineering
GV	GOLDFIELD CORP	Construction & Engineering
GLDD	Great Lakes Dredge & Dock Cp	Construction & Engineering
GIFI	Gulf Island Fabrication Inc	Oil & Gas Equipment & Services
HIL	Hill International Inc	Research & Consulting Services
IESC	Integrated Electrical Svcs	Construction & Engineering
MTRX	Matrix Service Co	Oil & Gas Equipment & Services
NWPX	Northwest Pipe Co	Construction & Engineering
PIKE	Pike Electric Corp	Construction & Engineering
STRL	Sterling Construction Co Inc	Construction & Engineering
TISI	Team Inc	Environmental & Facilities Services
UNTK	Unitek Global Services Inc	Construction & Engineering Research
VSEC	VSE Corp	& Consulting Services

At the time of the annual review, Orion’s projected 2014 revenues fell within the middle range of the peer group, and our 2014 year end market cap fell above the 60th percentile of the group. As in past years, the Committee will review and revise this group as appropriate in 2015.

To supplement the peer group data (which were collected from proxy compensation disclosures), PM&P also provided compensation statistics from a review of compensation survey data. Data reflected compensation rates across a broad group of general industry companies with revenues of between $100 million and $500 million. Using a robust survey sample in combination with peer group data (along with the practice of reviewing market quartiles as opposed to averages) mitigates the impact of outliers, year-over-year volatility of compensation levels, and the risk of selection bias.

We refer to the combined peer group data and survey data provided by PM&P as the “market”. Based upon data from PM&P’s competitive review in November 2014, compensation for our NEOs falls between the market 25th and 50th percentiles on average:

•	Target total direct compensation averaged 93% of the market median (including target bonus opportunities and the annualized value of multi-year challenge grants from 2011 and 2012).
•	Actual total direct compensation averaged 91% of the market median, including bonuses approved for 2014 performance and November 2014 equity grants.

While we may evaluate our target executive compensation levels against the survey group of companies, we do not compare our annual incentive plan goals against these companies or any other group of companies. Rather, as discussed below, when we set goals under the NBP, those goals have been based upon our internal business objectives — which, when set each year, represent aggressive but, in the Committee’s estimation, reasonably achievable goals, based on the information available to the Committee at the time it sets them. Accordingly, the relationship between our financial performance and the financial performance of the survey companies does not necessarily affect the relationship between our executive compensation and the executive compensation of that group in a given year.

2014 Executive Compensation Program in Detail

Base Salary

Our primary objective with respect to the base salary levels of our NEOs is to provide sufficient fixed cash income to retain and attract these experienced and valuable executives in a competitive market for executive talent. The base salaries of our NEOs are reviewed and adjusted (if appropriate) annually to reflect, among other things, economic conditions, base salaries for comparable positions from a review of market data discussed previously, the tenure of the officers, and the base salaries of the officers relative to one another.

While we had continued to grant salary increases to Company employees, other than officers, during the period, fiscal 2014 marked the first year since 2011 that any of our NEOs received salary increases. The size of the salary increases below reflect promotions and increased position responsibility within our NEO team as part of our CEO transition plan announced in February 2014, as well as an adjustment in recognition of the fact that executive salaries, having been frozen for three years, had begun to lag those of our competitors.

NEO	2013 Base Salary ($)	2014 Base Salary ($)	Percent Change (%)	Comments
Mr. Pearson	$515,000	$540,750	5.0%
Mr. Stauffer	$346,125	$475,000	37.2%	Promoted from EVP & CFO to President in February 2014
Mr. Rose	$275,000	$400,000	45.5%	Promoted from EVP, Operations to EVP & COO in August 2014
Mr. Buchler	$247,200	$325,000	31.3%
Mr. DeAlmeida	$160,557	$275,000	71.3%	Promoted from VP, Finance & Accounting to CFO in February 2014

Annual Cash Incentives

Annual cash incentive opportunities for our NEOs are provided through our NBP (the successor to the Executive Incentive Plan we have used in prior years). Annual target incentive opportunities are expressed as a percentage of base salary and are established by the Committee based on the NEO’s level of responsibility and his ability to impact overall results.

Actual bonus payouts depend on the achievement of specific financial goals. For 2014, the Committee set targets on the basis of our achievement of consolidated corporate Net Cash Flow (“NCF”) goals. NCF is defined as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBIDTA”), prior to any bonus computation, less net capital expenditures for the performance period. EBITDA is a key financial performance measure for Orion because it is allows our management team and other reviewers of our financial statements (such as investors and analysts) to assess the financial performance of our assets without regard to financing methods, capital structure, or historical cost. We subtract our net capital expenditures from the NCF computation because we regard investment in our core assets to be a vital component of our operations, and feel it should be accounted for in order to appropriately measure management performance on an annual basis. The NCF target set by the Compensation Committee for 2014 was $29 million.

In connection with setting targets under the NBP, the Committee also approves a trigger for when the Company begins to accrue for discretionary bonuses. For fiscal 2014, the trigger was EBITDA of $30 million.

The relationship between the level of NCF performance achieved and overall bonus pool funding is as follows:

Performance Level	NCF Performance Achieved as a % of Target	Bonus Pool Funding as a % of Target(1)
Below Threshold	<70%	Discretionary	(2)
Threshold	70%	50%
Target	100%	100%
Above-Target	110%	150%
Maximum	122%	300%

(1)	Each NEO may earn a maximum incentive award of 200% of his base salary if the Company hits the Maximum level of NCF performance.
(2)	If performance falls below threshold, any bonus paid to the NEOs is in the Committee’s discretion. As noted above, for 2014, the Committee approved the establishment of a discretionary bonus pool for the NEOs once EBITDA had reached $30 million.

Although, generally, the Committee retains the authority to grant discretionary bonuses to our executives outside of our annual incentive program, historically, our annual incentive program has expressly referenced that authority. The Committee believes that it is important to have the flexibility to grant discretionary awards if the Company does not achieve one or more specific financial metrics, in the event that the Committee determines that management’s overall performance during the year otherwise merits recognition. However, the separate bonus pool funding mechanism described above (for fiscal 2014, no accruals until EBITDA had reached $30 million) and any related accruals would generally serve as a cap on any discretionary bonuses, to the extent that the Committee elects to pay them.

The formulas for calculating pool funding for performance between levels are as follows:

Performance Level

From Threshold to Target	30%	+	[(% of NCF Goal Achieved – 70%)/60%]	×	Target Pool
From Target to Above Target			[(% of NCF Goal Achieved – 100%)/20%]	×	Target Pool
From Above-Target to Maximum	2.5	×	[(% of NCF Goal Achieved – 100%)/20%]	×	Target Pool

NBP Pool Funding

350%
300%
250%
200%
150%
100%
50%
0%
Percent of Target Pool Funded
Maximum
Target
Threshold
Committee Discretion
40%
50%
60%
70%
80%
90%
100%
110%
120%
130%
140%
Percent of NCF Goal Achieved

Actual performance for 2014 was within 12% below the Threshold level in the NBP, leaving pool funding solely at the discretion of the Committee. The Committee exercised their discretion to fund the NBP pool at roughly 38% of the target pool for 2014 based upon the following considerations:

•	The Company achieved EBITDA performance of $34.2 million, which was above the $30 million EBITDA trigger for the Company to begin accruing for any discretionary bonuses to the NEOs. The NEO discretionary bonuses approved by the Committee were within the amount of the accrual.
•	NEO success in turning the Company around over the past four years, during which time none of our NEOs had received any cash bonus awards.

The table below provides a summary of the individual target incentive award opportunities as well as actual awards earned:

	Target Award Opportunity		Maximum Award Opportunity		Actual Award Paid in 2015 for 2014 Performance
NEO	As a% of Eligible Salary	$	As a% of Eligible Salary	$	As a% of Salary	$
Mr. Pearson	75%	$405,563	200%	$1,081,500	49%	$265,480
Mr. Stauffer	75%	$356,250	200%	$950,000	25%	$116,600
Mr. Buchler	60%	$195,000	200%	$650,000	12%	$39,890
Mr. Rose	60%	$173,250	200%	$577,500	12%	$35,440
Mr. DeAlmeida	60%	$165,000	200%	$550,000	12%	$33,750

Long-Term Equity Incentives

Consistent with the company’s compensation philosophy, the Committee believes that long-term incentives should promote improvements to stock holder value and strongly align the interests of our NEOs with those of our stockholders. Specifically, NEOs should hold a meaningful amount of unvested equity, which not only aligns their long-term interests with those of our stockholders, but also serves as an effective retention tool.

For 2014, consistent with historic practice, long-term incentives were granted as follows:

•	50% in the form of stock options, which vest 33.3% on the first anniversary of the grant date and one-thirty-sixth of the shares thereafter upon completion of each full month following the first year anniversary. Option awards expire on the tenth anniversary of the grant date. Stock options are a meaningful performance-based incentive to grow stockholder value. Regardless of the grant date expected value of a stock option award, our NEOs only realize value on those awards to the extent that the stock price (and stockholder value) increases following the date of grant.
•	50% in the form of restricted stock, which vest 33.3% on the first anniversary of the grant date and one-thirty-sixth of the shares thereafter upon completion of each full month following the first year anniversary. Restricted stock encourages long-term ownership of stock, while also providing an incentive with a value tied directly to our stock price. We believe our program functions as intended to encourage NEOs to build toward a meaningful level of long-term stock ownership.

These fiscal 2014 awards, granted on November 20, 2014, were the first long-term incentive awards granted to any of the recipients since 2011. The target long-term incentives were expressed as dollar amounts based on grant dare fair value and vary based on consideration of factors such as role, level of responsibility, performance and past award history:

	2014 Stock Option Grants		2014 Restricted Stock
NEOs	# of Shares	Value at Grant Date	# of Shares	Value at Grant Date
Mr. Pearson(1)	—	—	—	—
Mr. Stauffer	64,063	$410,000	36,123	$410,000
Mr. Rose	35,156	$225,000	19,824	$225,000
Mr. Buchler	14,063	$90,000	7,930	$90,000
Mr. DeAlmeida	14,063	$90,000	7,930	$90,000

(1)	Although Mr. Pearson did not receive an employee equity grant, he did receive an equity award at the same level as our other non-management directors (6,617 shares, valued at approximately $70,000 on the date of grant, which vest over a six-month period). Consistent with our transition plan, all of Mr. Pearson’s equity incentive compensation over the past four years for his service as Chief Executive Officer was provided in his multi-year challenge awards granted in late 2011 and early 2012.

The company does not backdate options or grant options retroactively. In addition, we do not intentionally coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our option grants are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. Fair market value is the mean of the high and low sales prices of a share of the company’s common stock on the grant date, as reported on the composite tape of the NYSE. All grants to NEOs require the approval of the Compensation Committee. For more information, please see the “2014 Grants of Plan-Based Awards” table on page 34 of this proxy statement.

Other Programs, Policies and Guidelines

Stock Ownership Guidelines

To further enhance our focus on stockholder alignment, our executive compensation program includes stock ownership guidelines for our NEOs and our directors. The required ownership levels are expressed as a multiple of salary (for NEOs) or a multiple of the annual Board retainer (for directors), as summarized in the table below:

Covered Position	Stock Ownership Requirement (Minimum Value)
CEO	Three times salary
CFO	Two times salary
Other NEOs	One and a half times salary
Directors	Three times annual retainer

Shares that may be counted toward the satisfaction of these guidelines include shares held outright, through benefit plans or in trust, unvested restricted shares, and in-the-money value of unexercised stock options. Directors and NEOs have five years from the date first subject to these guidelines to comply with the minimum ownership requirement.

Benefits

Each NEO is eligible to participate in the same benefit plans and programs that are (or in the future) may be available to our other salaried employees, including any profit-sharing plan, thrift plan, health insurance or health care plan, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and other similar plans. This also includes our 401(k) plan, which provides that we match 100% on the first 2% of eligible compensation contributed to the plan, and 50% on the next 2% of eligible compensation contributed to the plan. These matching contributions vest over a four-year period. At our discretion, we may make additional matching and profit sharing contributions to the plan.

We do not have any supplemental benefits or perquisites for our NEOs that are not generally available to other salaried employees in the organization. We provide our NEOs with car allowances, a benefit we feel meets a legitimate business need and is competitively appropriate. Orion does not own any interest in or lease any aircraft, nor does it pay or reimburse country club memberships, or provide a SERP. The Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites as it deems advisable.

The Compensation Committee reviews the overall cost to us of our benefit programs generally on an annual basis or when changes are proposed. The Compensation Committee believes that the benefits provided by these programs have been important factors in attracting and retaining key employees, including the NEOs.

Insider Trading and Speculation in Orion Stock

We have established policies prohibiting our officers, directors, and employees from purchasing or selling Orion securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, directors, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect.

Risks Arising from Compensation Policies and Practices

Management has conducted an in-depth risk assessment of Orion’s compensation policies and practices and concluded that that they do not create risks that are reasonably likely to have a material adverse effect on the company. The Compensation Committee has reviewed and concurred with management’s conclusion. The risk assessment process included, among other things, a review of (i) all key incentive compensation plans to ensure that they are aligned with our pay-for-performance philosophy and include performance metrics that meet and support corporate goals, and (ii) the overall compensation mix to ensure an appropriate balance between fixed and variable pay components and between short-term and long-term incentives. The objective of the process was to identify any compensation plans and practices that may encourage employees to take unnecessary risk that could threaten the company. No such plans or practices were identified.

Post-Employment Compensation

We have employment agreements with our NEOs, which entitle them to certain severance benefits in the case of a qualifying termination. Severance payments following a change-in-control are subject to a double-trigger, and we do not provide excise tax gross-up payments.

•	Absent a change-in-control: in the event of a resignation for “good reason” (as defined in the agreements) or a termination without cause, each of our NEOs is entitled to one year of his base salary.
•	Following a change-in-control: in the event a resignation for “good reason” (as defined in the agreements) or a termination without cause following a change-in-control, each of our NEOs is entitled to receive their respective base salary for two to three years (varying by position level). We do not provide any tax gross-ups.
•	Treatment of unvested equity: NEOs may exercise vested stock options following termination, but upon termination all unvested equity awards lapse according to the terms of our long-term incentive plan.

Severance payments following a change-in-control are subject to a double-trigger, and we do not provide any tax gross-up payments.

The company provides these contractual severance benefits in order to help support retention of valuable executive talent, and to ensure that executives remain focused on the best interests of stockholders — particularly in the context of any potential transaction. The Compensation Committee believes that the severance benefits agreed to in the case of these termination events are reasonable in light of the potential value delivered to stockholders in return. See “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the company’s income tax deduction for compensation paid to the Chief Executive Officer and our next three most highly-compensated executive officers (other than the Chief Financial Officer) to $1 million per year, unless the compensation is “qualified performance-based compensation” or qualifies under certain other exceptions.

Options granted under our equity incentive plans are structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m). Our Committee does not have a policy that all compensation must be deductible, as the Committee believes that it is important to retain flexibility to design compensation programs that recognize a full range of criteria that contribute our success, even where compensation payable under the programs may not be fully deductible. However, our Committee intends to monitor compensation levels and the deduction limitation.

EXECUTIVE COMPENSATION

The table below sets forth information regarding compensation earned by, awarded to or paid to anyone who served as the Company’s principal executive officer or principal financial officer during fiscal 2014, and our other named executive officers at December 31, 2014 (collectively, the “Named Executive Officers”).

Name	Year	Salary $	Bonus(1) $	Stock Awards(2) $	Option Awards(3) $	All Other Compensation $		Total $
J. Michael Pearson former CEO and current non-management director	2014	$540,057	$265,480	$70,000	$0	$58,554	(4)	$934,091
	2013	$514,712	$0	$0	$0	$24,211		$538,923
	2012	$514,712	$0	$0	$1,000,000	$27,541		$1,542,253
Mark R. Stauffer President and CEO; former CFO	2014	$454,366	$116,600	$410,000	$410,000	$21,054	(5)	$1,412,020
	2013	$345,719	$0	$0	$0	$19,050		$364,769
	2012	$345,719	$0	$0	$0	$22,734		$368,453
James L. Rose Former COO	2014	$327,745	$35,440	$225,000	$225,000	$10,239	(6)	$823,424
	2013	$274,997	$0	$0	$0	$7,020		$282,017
	2012	$274,997	$0	$0	$0	$6,750		$281,747
Peter R. Buchler EVP, CCO, CAO, GC & Secretary	2014	$312,837	$39,890	$90,000	$90,000	$14,217	(7)	$546,944
	2013	$247,062	$0	$0	$0	$6,418		$253,480
	2012	$247,062	$0	$0	$0	$6,993		$254,055
Christopher J. DeAlmeida(8) VP and CFO	2014	$255,442	$33,750	$90,000	$90,000	$17,405	(9)	$486,597

(1)	Represents bonuses paid in March 2015 for fiscal 2014 performance. For more information regarding these bonuses, please see the CD&A.
(2)	Represents the grant date fair value of stock awards as determined under ASC Topic 718 and for Mr. Pearson represents restricted stock award for service as a director.
(3)	Represents the fair value of option awards as determined under ASC Topic 718 using the Black-Scholes model.
(4)	For Mr. Pearson, his 2014 amount reflects an automobile allowance provided to him of $14,904, the Company’s matching contribution to his account under the Company’s 401(k) Plan in the amount of $7,650, and a $36,000 separation payment in 2014.
(5)	For Mr. Stauffer, his 2014 amount reflects an automobile allowance provided to him of $13,404 and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $7,650.
(6)	For Mr. Rose, his 2014 amount reflects an automobile allowance of $10,239.
(7)	For Mr. Buchler, his 2014 amount reflects an automobile allowance provided to him of $7,269 and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $6,948.
(8)	Mr. DeAlmeida became Chief Financial Officer on February 26, 2014.
(9)	For Mr. DeAlmeida, his 2014 amount reflects an automobile allowance provided to him of $11,019 and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $6,386.

Grants of Plan Based Awards

On November 20, 2014, the Compensation Committee granted long-term incentive awards to the Company’s Named Executive Officers for the first time since the 2011 challenge grant).

	2014 Stock Option Grants(1)		2014 Restricted Stock(2)
NEOs	# of Shares	Value at Grant Date	# of Shares	Value at Grant Date
Mr. Pearson(3)	—	—	6,167	$70,000
Mr. Stauffer	64,063	$410,000	36,123	$410,000
Mr. Rose(4)	35,156	$225,000	19,824	$225,000
Mr. Buchler	14,063	$90,000	7,930	$90,000
Mr. DeAlmeida	14,063	$90,000	7,930	$90,000

(1)	Represents the fair value of option awards as determined under ASC Topic 718 using the Black-Scholes model.
(2)	Represents the grant date fair value of stock awards as determined under ASC Topic 718.
(3)	Represents restricted stock awarded to Mr. Pearson for service as a director.
(4)	Mr. Rose passed away on January 21, 2015. Following his death, these incentive awards were forfeited to the Company based on their terms.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information regarding options or warrants authorized for issuance under our equity compensation plans as of December 31, 2014:

Plan category	Column A Number of securities to be issued upon exercise of outstanding options, warrants and rights	Column B Weighted average exercise price of outstanding options, warrants and rights	Column C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by stockholders	2,056,898	$9.86	1,601,150
Equity compensation plans not approved by stockholders	—	—	—
Total	2,056,898	$9.86	1,601,150

The weighted average term of outstanding options, warrants and rights as of December 31, 2014 was 4.96 years.

Outstanding Equity Awards At Fiscal Year End 2014

The following table reflects all outstanding equity awards held by our named executive officers as of the year ended December 31, 2014:

	Option Awards					Stock Awards
	Number of securities underlying unexercised options		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock that have not vested		Market Vale of Shares or Units of Stock that have not vested
	Exercisable	Unexercisable
J. Michael Pearson	44,844	—	$13.50	5/17/2017	(1)
	50,000	—	$14.25	12/4/2017	(1)
	79,750	—	$6.00	10/7/2018	(1)
	38,190	—	$19.11	11/19/2019	(1)
	49,618	—	$13.69	11/18/2020	(1)
	144,667	103,333	$6.52	1/19/2022	(2)
						61,722	(2)	$682,028
Mark R. Stauffer	44,844	—	$13.50	5/17/2017	(1)
	34,300	—	$14.25	12/4/2017	(1)
	29,860	—	$6.00	10/7/2018	(1)
	20,564	—	$19.11	11/19/2019	(1)
	26,718		$13.69	11/18/2020	(1)
	51349	43,424	$6.00	8/18/2021	(2)
	0	64,063	$11.35	11/20/2024	(3)
						65,289	(2)&(3)	$721,443
James L. Rose	12,791	—	$13.50	5/17/2017	(1)
	14,405	—	$14.25	12/4/2017	(1)
		—	$6.00	10/7/2018	(1)
	14,689	—	$19.11	11/19/2019	(1)
	19,084	—	$13.69	11/18/2020	(1)
	47,876	31,017	$6.00	8/18/2021	(2)
		35,156	$11.35	11/20/2024	(3)
						40,657	(2)&(3)	$449,260
Peter R. Buchler	15,000	—	$19.59	9/1/2019	(1)
	10,282	—	$19.11	11/19/2019	(1)
	13,359	—	$13.69	11/18/2020	(1)
	43,424	21,712	$6.00	8/18/2021	(2)
		14,063	$11.35	11/20/2024	(3)
						22,513	(2)&(3)	$248,769
Christopher J. DeAlmeida	1,954	—	$14.25	12/4/2017	(1)
	5,875	—	$19.11	11/19/2019	(1)
	7,634	—	$13.69	11/18/2020	(1)
	12,407	12,407	$6.00	8/18/2021	(2)
	—	14,063	$11.35	11/20/2024	(3)
						7,930	(3)	$87,627

(1)	These options vested over a three-year period such that all awards fully vested on the third anniversary of the grant date.
(2)	On August 18, 2011, equity awards were granted as an incentive for executive management to take a longer term view of the performance of the Company and to further align management with stockholder interests. Messrs. Pearson, Stauffer, Rose and Buchler were granted 166,667, 87,500, 62,500, and 43,750 restricted shares, respectively. In addition, Messrs. Stauffer, Rose and Buchler were granted 130,273, 93,052, and 65,136 stock options. These restricted shares and options vest over a five-year period as follows: (a) 20% vested on the first anniversary of the stock grant and (b) one-sixtieth vesting per month thereafter, such that all shares will be vested on the fifth anniversary of the date of grant (August 18, 2016) On January 19, 2012, Mr. Pearson was granted 248,000 options, supplemental to his restricted stock award in August 2011. Similar to the August 211 grants, Mr. Pearson’s options vest over a five year period with (a) 20% vested on the first anniversary of the stock grant and (b) one-sixtieth vesting per month thereafter, such that all shares are vested on the fifth anniversary of the date of grant (January 19, 2017).
(3)	On November 20, 2014, Messrs. Stauffer, Rose, Buchler and DeAlmeida received 64,063, 35,156, 14,063 and 14,063 stock options respectively and restricted stock awards of 36,123, 19,824, 7,930 and 7,930 shares, respectively. These restricted shares and options vest (a) 33% upon the first anniversary of grant date and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares fully vested on the third anniversary of the grant date.
Option Exercises and Stock Vested In Fiscal Year Ended 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Option Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
J. Michael Pearson	—	$—	33,334	$370,992
Mark R. Stauffer	35,500	$157,144	17,500	$194,582
James L. Rose	31,954	$133,311	12,500	$139,094
Peter R. Buchler	—	—	8,750	$97,380
Christopher J. DeAlmeida	—	—	—	—

Potential Payments upon Termination or Change in Control

Overview

This section describes the benefits payable to our named executive officers in two circumstances:

•	Change in control
•	Termination of employment

Employment Agreements with Certain Officers.  We have a new form of employment agreement with each of our Chief Executive Officer, our Chief Financial Officer, our other named executive officers and certain other key employees, which were put into effect in January 1, 2015, except for Mr. Pearson whose employment agreement expired upon his retirement as an employee of the Company on December 31, 2014. In addition, Mr. Rose’s employment Agreement expired upon his death on January 21, 2015. Each of the current employment agreements provides for a base salary, a potential bonus, and participation in our benefit plans and programs.

Annualized base salaries at December 31, 2014 for each of our then named executive officers were as follows: J. Michael Pearson — $515,000; Mark R. Stauffer — $475,000; James L. Rose — $400,000; Peter R. Buchler — $325,000; and Christopher J. DeAlmeida — $275,000. Under the current employment agreements, the officers are entitled to severance benefits in the event of a resignation for good reason or a termination without cause of the officer’s base salary continued for a period of one year if such resignation or termination is not in connection with a change of control.

These employment agreements also provide for certain change of control benefits. The officers are entitled to severance benefits of the officer’s base salary continued for a period of two and one-half to three years in the event of a resignation for good reason or a termination without cause that is related to a change of control at any time three months prior to or within twelve months after a change of control. Such period is two and one-half years for Messrs. Buchler and DeAlmeida, and three years for Mr. Stauffer. The amount of such severance payments will be reduced to an amount such that the aggregate payments and benefits to be provided to the officer do not constitute a “parachute payment” subject to a Federal excise tax.

The agreements also include confidentiality provisions without a time limit and non-competition provisions which apply during the periods specified in the employment agreements.

For this purpose the term “change in control” or “during a protection period” generally means the occurrence of any of the following events:

(a) A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; however the following acquisitions will not constitute a change in control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us or (ii) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the Compensation Committee in its sole discretion.

(b) A “change in the effective control of the Company” which will occur on the date that either (i) any one person, or more than one person acting as a group, acquires ownership of our stock possessing 35% or more of the total voting power of our stock, excluding (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or (z) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the Compensation Committee in its sole discretion or (ii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(c) A “change in the ownership of a substantial portion of the Company’s assets” which occurs on the date that any one person, or more than one person acting as a group, acquires our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

The employment agreements also provide for termination of employment unrelated to a change in control (as defined above) if the executive is terminated without cause (as defined below) or he voluntarily terminates his employment for good reason (as defined below).

The term “cause” means: (a) a material breach by the executive of the noncompetition and confidentiality provisions of the employment agreement; (b) the commission of a criminal act by the executive against us, including, but not limited to, fraud, embezzlement or theft; (c) the conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; or (d) the executive’s failure or refusal to carry out, or comply with, any lawful directive of our Board of Directors consistent with the terms of the employment agreement which is not remedied within 30 days after receipt of notice from us.

The term “good reason” means: (a) a substantial reduction of the executive’s base salary without his consent; (b) a substantial reduction of his duties (without his consent) from those in effect as of the effective date of the employment agreement or as subsequently agreed to by the executive and us; or (c) the relocation of the executive’s primary work site to a location greater than 50 miles from the current work site as of the effective date of the employment agreement.

The benefits payable to each named executive officer in each circumstance are contained in the provisions of that executive’s respective employment agreement, which were last entered into in January 2015. These benefits ensure that the executive is motivated primarily by the needs of the Company as a whole, and not by circumstances that are outside the ordinary course of business. In general, the executive is assured that he will receive a continued level of compensation if his employment is adversely affected by the termination of employment or a change in control of the Company.

Payment of these benefits is conditional upon the Company’s receipt of appropriate waivers and a release from all claims against the Company.

Summary of payments(1)

The table below summarizes the benefits payable to each named executive in the various termination scenarios. No benefits are payable if an executive voluntarily terminates employment without good reason or employment is terminated by us for cause.

In all cases, the executive has the right to exercise vested stock options. Equity awards for which vesting has not occurred lapse according to the provisions of the LTIP.

The tables below assume that the terminations took place on and with salaries in effect on December 31, 2014 but are based upon the terms of the employment agreements entered into effective January 1, 2015 with Messrs. Stauffer, Rose, Buchler and DeAlmeida.

Mark R. Stauffer	Death or disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, during a protection period (Change of control)
Severance	$—	$475,000	$1,425,000
*Annual incentive	—	148,200	444,600
Car allowance	—	15,000	45,000
Transitional	—	30,000	90,000
Total	$—	$668,200	$2,004,600

James L. Rose(2)	Death or disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, during a protection period (Change of control)
Severance	$—	$400,000	$1,000,000
*Annual incentive	—	196,637	491,593
Car allowance	—	12,600	31,500
Transitional	—	30,000	75,000
Total	$—	$639,237	$1,598,093

Peter R. Buchler	Death or disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, during a protection period (Change of control)
Severance	$—	$325,000	$812,500
*Annual incentive	—	120,000	300,000
Car allowance	—	12,600	31,500
Transitional	—	30,000	75,000
Total	$—	$487,600	$1,219,000

Christopher J. DeAlmeida	Death or disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, during a protection period (Change of control)
Severance	$—	$275,000	$687,500
*Annual incentive		20,000	50,000
Car allowance		12,600	31,500
Transitional		30,000	75,000
Total	$—	$337,600	$844,000

(1)	Mr. Pearson retired on December 31, 2014 and therefore none of the above severance, annual incentive, car allowance nor transitional payouts applied. He did, however, receive a one-time severance payment of $36,000.
(2)	Mr. Rose passed away on January 21, 2015 and therefore did not receive any of the above listed severance, annual incentive, car allowance nor transitional payouts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board reviews related party transactions. Related party transactions are Company transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons (which shall include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and persons sharing the same household of the foregoing persons), or entities in which one of these persons has a direct or indirect material interest. A related party transaction means any transaction, or series of similar transactions (and any amendments, modifications or changes thereto), in which the amount exceeds $120,000. A related party transaction does not include compensatory arrangements with the Board or executive officers or certain other transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval. The Board has delegated the authority to review and approve all related party transactions to its Audit Committee. For fiscal 2014, there were no related party transactions.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the Company’s Board of Directors consists of three non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of NYSE listing standards and (ii) at least one member meets certain standards as a financial expert. Mr. Stoever, Chairman of the Committee, meets the relevant standards as a financial expert.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors. In fulfillment of its responsibilities, the Audit Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. The Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited consolidated financial statements and such matters. In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures required by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and the letter from the independent auditors required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent auditors’ communications with the Committee concerning independence. The Committee has also discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Committee also considered whether the provision of any of the non-audit services described below under “Fees of the Independent Auditors” is compatible with maintaining their independence.

In reliance on the reviews and discussions above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Respectfully submitted by the members of the Audit Committee

Gene G. Stoever, Chairman
Richard L. Daerr, Jr.
Thomas N. Amonett

Audit Fees

The following table sets forth the aggregate fees Grant Thornton LLP billed to the Company for the years ended December 31, 2014 and 2013.

	2014	Percent Approved by Audit Committee	2013	Percent Approved by Audit Committee
Audit fees(1)	$573,800	100%	$624,628	100%
Audit-related fees(2)	11,448	100%	—
Tax fees(3)	7,898	100%	—
All other fees	—	—	—
Total fees	$593,146	100%	$624,628	100%

(1)	Includes professional services for the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements that only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance and review of documents filed with the SEC.
(2)	Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.
(3)	The Company retains another accounting firm to provide tax return preparation services, except as noted.

Audit and Non-Audit Service Approval Policy

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations, the Audit Committee has adopted procedures for the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm.

Audit Services.  The Audit Committee annually approves specified audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically pre-approved by the Audit Committee. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.

Audit-Related Services.  Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, which historically have been provided by our independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee annually approves specified audit-related services within established fee levels. All other audit-related services must be pre-approved by the Audit Committee.

Tax Fees.  The Company retains an independent registered public accounting firm other than Grant Thornton LLP to provide tax services, except as noted.

All Other Services.  Other services, if any, are services provided by our independent registered public accounting firm that do not fall within the established audit, audit-related and tax services categories. The Audit Committee may pre-approve specified other services that do not fall within any of the specified prohibited categories of services.

Procedures for Approval of Services.

All requests for services that are to be provided by our independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to both the President and the Chairman of the Audit Committee. The Chief Financial Officer authorizes services that have been approved by the Audit Committee within the pre-set limits. If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination. The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee. The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC and PCAOB rules on auditor independence.

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board does not know are to be presented at the meeting by others.

Annual Report

The Annual Report to Stockholders, which includes our consolidated financial statements for the year ended December 31, 2014, has been made available to all stockholders. The Annual Report is not a part of the proxy solicitation material.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2016 Annual Meeting of Stockholders must be submitted to the Corporate Secretary of the Company no later than December 8, 2015 in order to be considered timely received, although this date may change if our 2016 Annual Meeting is more than 30 days earlier or later than May 22, 2016.

Under our By-laws, stockholder recommendations of nominees are required to be accompanied by, among other things, specific information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. Failure to comply with our By-law procedures and deadlines may preclude presentation of the matter at the meeting. Please see “Corporate Governance — Website Availability of Governance Documents” for information on how to access a copy of our By-laws.

By Order of the Board of Directors
Peter R. Buchler, Secretary

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/ORN2015**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86453-P62218 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**ORION MARINE GROUP, INC.**

**The Board of Directors recommends you vote FOR the nominees, and FOR proposals 2 and 3:**

| **Nominees:** | For | Against | Abstain |
|---|---|---|---|
| 1a. Richard L. Daerr | ☐ | ☐ | ☐ |
| 1b. J. Michael Pearson | ☐ | ☐ | ☐ |
| 1c. Mark R. Stauffer | ☐ | ☐ | ☐ |

**NOTE:** To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M86454-P62218

**ORION MARINE GROUP, INC.**
**ANNUAL MEETING OF STOCKHOLDERS**
**May 19, 2015**

**THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY**

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Orion Marine Group, Inc. Our 2015 Annual Meeting will be held on Tuesday, May 19, 2015, at 10:00 a.m. CDT. We are very pleased that this year's annual meeting will again be a completely virtual meeting of stockholders. You will be able to attend the 2015 Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/ORN2015.

The stockholder(s) hereby appoint(s) Mark R. Stauffer, Peter R. Buchler and Christopher J. DeAlmeida, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of ORION MARINE GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held on Tuesday, May 19, 2015, at 10:00 a.m. CDT, via webcast, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**